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Exhibit (a)(6)

PRESS RELEASE DATED APRIL 4, 2003

NEWS RELEASE

WorldPort Communications Extends Tender Offer for all Outstanding Shares of Its Common Stock to April 11, 2003

        CHICAGO, ILLINOIS, April 4, 2003—WorldPort Communications, Inc. announced today that it has extended the expiration date of its offer to purchase any and all of the outstanding shares of its common stock, at a price of $0.50 per share, to provide WorldPort stockholders with additional time to respond to the offer. WorldPort's offer was previously scheduled to expire at 5:00 p.m., New York City Time, on Friday, April 4, 2003. WorldPort has extended its offer so that it will now expire at 5:00 p.m., New York City Time, on Friday, April 11, 2003, unless otherwise extended.

        On April 4, 2003, as of 5:00 p.m., New York City Time, 6,171,888 shares of WorldPort common stock had been validly tendered and not withdrawn pursuant to the Offer.

        Questions and requests for assistance with respect to the offer to purchase WorldPort shares may be directed to the Information Agent for the transaction, Georgeson Shareholder Services, at (212) 440-9800 (for banks and brokers), or, for all others, toll free at (866) 328-5441.

NOTICE FOR WORLDPORT STOCKHOLDERS AND INTERESTED PARTIES

        The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which have been filed with the Securities and Exchange Commission and distributed to WorldPort stockholders. WorldPort stockholders and other interested parties are urged to read carefully the tender offer documents because they contain important information. Investors are able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Georgeson Shareholder Services, the Information Agent for the transaction, at (212) 440-9800 (for banks and brokers) or, for all others, toll free at (866) 328-5441.

        THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WORLDPORT COMMUNICATIONS, INC. WORLDPORT COMMUNICATIONS, INC. HAS FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Contact:

WorldPort Communications, Inc.
Kathleen A. Cote, 847/353-7253

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  Exhibit (a)(6)